Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement No. 333-125089 on Form S-8 of Heartland Financial USA, Inc. of our report dated June 16, 2008, relating to the statements of financial condition of the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan as of December 31, 2007 and 2006, and the related statements of changes in plan equity for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan.

/s/ KPMG LLP

Des Moines, Iowa
June 25, 2008